As filed with the Securities and Exchange Commission on December 31, 2012

Registration Statement No. 333-151054

Registration Statement No. 333-80897

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement No. 333-151054

Post-Effective Amendment No. 2 to Registration Statement No. 333-80897

on

FORM S-8

Gateway Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	44-0651207
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 Dallas Street, Suite 2615

Houston, Texas 77002

(713) 336-0844

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gateway Energy Corporation 2007 Equity Incentive Plan

1998 Stock Option Plan

1998 Outside Directors Stock Option Plans

Warrant and Stock Option Agreements with Michael T. Fadden

(Full title of the plan)

Frederick M. Pevow

President and Chief Executive Officer

Gateway Energy Corporation

500 Dallas Street, Suite 2615

Houston, Texas 77002

(713) 336-0844

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Corey B. Brown

Porter Hedges LLP

1000 Main Street, 36th Floor

Houston, Texas 77002

Telephone: (713) 226-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Deregistration of Securities

This Post-Effective Amendment on Form S-8 relates to the following registration statements on Form S-8 (collectively, the “Prior Registration Statements”) of Gateway Energy Corporation (the “Company”):

-	Registration Statement No. 333-151054, pertaining to the registration of 2,000,000 shares of common stock of the Company for issuance under the Gateway Energy Corporation 2007 Equity Incentive Plan, which was filed with the SEC on May 20, 2008

-	Registration Statement No. 333-80897, pertaining to the registration of 600,000 shares of common stock for issuance under the 1998 Stock Option Plan, 100,000 shares of common stock for issuance under the 1998 Outside Directors Stock Option Plan and 225,750 shares of common stock for issuance pursuant to warrants and stock option grants to Michael T. Fadden, the Company’s former Chairman, CEO and President, which was filed with the SEC on June 17, 1999 and July 29, 1999

The 1998 Stock Option Plan and the 1998 Outside Directors Stock Option Plan referenced above have expired by their terms and no further grants of options may be made under said stock option plans. The awards to Michael T. Fadden have either been exercised or expired in accordance with their terms. In addition, in December 2012, the Company’s 2007 Equity Incentive Plan was frozen. As a result, no further grants or awards will be made under such plan. In accordance with the undertaking contained in the Prior Registration Statements pursuant to Item 512 of Regulation S-K, this Post-Effective Amendment No. 1 to the Prior Registration Statements is being filed to deregister and remove the previously registered shares of common stock that remain unissued and unsold under the Prior Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this post-effective amendment to the registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized.

GATEWAY ENERGY CORPORATION

Date: December 31, 2012	By:	/s/ Frederick M. Pevow, Jr.
Frederick M. Pevow, Jr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment to the registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity In Which Signed	Date

/s/ Frederick M. Pevow, Jr. Frederick M. Pevow, Jr.	President and Chief Executive Officer (Principal Executive, Financial and Accounting Officer) and Director	December 31, 2012

/s/ Perin Greg deGeurin Perin Greg deGeurin	Director	December 31, 2012

/s/ David F. Huff David F. Huff	Director	December 31, 2012

/s/ John O. Niemann, Jr. John O. Niemann, Jr.	Director	December 31, 2012

/s/ John A. Raasch John A. Raasch	Director	December 31, 2012